EXHIBIT (12)

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                                 THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                 ---------------------------------------------
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               -------------------------------------------------
                                              Millions of Dollars


                                                                                                               Nine Months Ended
                                                                     Years Ended June 30                           March 31
                                                      --------------------------------------------------       -----------------

                                                       1996       1997       1998       1999       2000         2000       2001
                                                      ------     ------     ------     ------     ------       ------     ------
EARNINGS AS DEFINED
-------------------
  Earnings from operations before income taxes
    after eliminating undistributed earnings
    of equity method investees                        $4,695     $5,274     $5,704     $5,866     $5,474       $4,620     $4,796

  Fixed charges, excluding capitalized interest          576        534        639        751        811          676        676
                                                      ------     ------     ------     ------     ------       ------     ------

    TOTAL EARNINGS, AS DEFINED                        $5,271     $5,808     $6,343     $6,617     $6,285       $5,296     $5,472
                                                      ======     ======     ======     ======     ======       ======     ======


FIXED CHARGES, AS DEFINED
-------------------------
  Interest expense including capitalized interest     $  493     $  457     $  548     $  650     $  792       $  505     $  590
  1/3 of rental expense                                   92         77         91        101         89           79         69
                                                      ------     ------     ------     ------     ------       ------     ------

    TOTAL FIXED CHARGES AS DEFINED                    $  585     $  534     $  639     $  751     $  881       $  584     $  659
                                                      ======     ======     ======     ======     ======       ======     ======

    RATIO OF EARNINGS TO FIXED CHARGES                   9.0       10.9        9.9        8.8        7.1          9.1        8.3
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